PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                    REGISTRATION NO. 333-36112

                                $345,000,000

                        TRIQUINT SEMICONDUCTOR, INC.
                4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                         AND SHARES OF COMMON STOCK

This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                              PRINCIPAL AMOUNT                  NUMBER OF SHARES
                                                 OF NOTES         PERCENTAGE    OF COMMON STOCK    PERCENTAGE OF
                                             BENEFICIALLY OWNED    OF NOTES         THAT MAY        COMMON STOCK
NAME                                          THAT MAY BE SOLD    OUTSTANDING      BE SOLD(1)      OUTSTANDING(2)
------------------------------------------   ------------------   -----------   ----------------   --------------
Credit Suisse First Boston Corporation(3) ....   5,290,000           1.5%            78,024              *
    5 World Trade Center
    New York, NY  10048
    Attn:  Reorg. Department

Ariston Internet Convertible Fund ............      35,000            *                 516              *
    c/o Ariston Capital Management Corp.
    40 Lake Bellevue Drive Suite 220
    Bellevue, WA 98005

--------------------------
*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the current conversion price of $67.80 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." The initial conversion price of $135.60 per share of common stock has been adjusted to reflect the two-for-one forward stock split effected by TriQuint as a stock dividend on July 11, 2000 to stockholders of record on June 19, 2000. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 78,129,386 shares of common stock outstanding as of July 1, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder. The number of shares outstanding on July 1, 2000 as presented reflects the two-for-one forward stock split effected by TriQuint on July 11, 2000 through a stock dividend to stockholders of record on June 19, 2000.

(3) The amounts presented herein are in addition to those reported by the Selling Securityholder in the prospectus supplements dated June 16, 2000 and July 7, 2000.


     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.


        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
           REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
               TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------

          The date of this Prospectus Supplement is August 16, 2000.